Exhibit 99.1A

NEWS COPY
FOR IMMEDIATE RELEASE

 INFORMATION CONTACT:
Dee Johnson
 (314) 719-1869

VIASYSTEMS ANNOUNCES STRONG FOURTH QUARTER 2010 EARNINGS

ST. LOUIS, February 8, 2011 – Viasystems Group, Inc. (NASDAQ:VIAS), a leading provider of complex multi-layer printed circuit boards and electro-mechanical solutions, today announced earnings for the fourth quarter ended December 31, 2010.

Highlights

•	Earnings per basic and diluted share were $0.44 for the quarter ended December 31, 2010, on approximately 20 million average shares outstanding.
•	Net sales were $243.9 million in the quarter, a year-over-year organic increase of 20.3% and a sequential decline of 6.0%.
•	Operating income in the quarter was $19.6 million or 8.1% of sales.
•	Adjusted EBITDA was $36.0 million or 14.8% of sales, compared with $18.6 million or 14.2% in the quarter ended December 31, 2009.
•	The book-to-bill ratio in the quarter was 1.09:1.

“Our results in the final quarter of 2010 reflect sustained strength of demand for our products,” commented David M. Sindelar, Chief Executive Officer.  “Orders placed on our ten factories during the fourth quarter matched our record high bookings in the immediately preceding quarter and were about 10% ahead of the same period last year.  Demand for automotive end-use products continued to follow an upward trend, while demand for telecommunications end-use products remained a bit softer than I would like to see.

“Sales from the same ten factories in the fourth quarter of 2010 increased by approximately 20% year over year,” continued Sindelar, “despite temporary reductions of our available productive capacities, which contributed to the 6% sequential quarterly decline in our sales.  On top of the annual fourth quarter holiday downtimes, we battled mandated downtimes for some of our Chinese capacity as a result of the government’s limitations on use of energy and water during the Asian Games.  We also experienced an unexpected reduction of our Printed Circuit Boards segment capacity during the fourth quarter while we assisted a customer with an investigation of an intermittent quality problem discovered in one of their end products.

“Looking ahead to the first quarter of 2011,” concluded Sindelar, “we expect continuing headwinds of increasing costs of copper and other materials and increasing Chinese labor costs to keep pressure on our margins. Our first quarter will again include capacity limitations during the annual Chinese New Year holidays.  In addition, during a routine maintenance cycle, we discovered the need to rebuild one of our printed circuit board plating lines ahead of its normal cycle, leading to an unexpected limitation on total capacity for the early part of the first quarter.  I am looking forward to a return to our full capacities in the second quarter in addition to some of our new Printed Circuit Boards segment capacity coming on-line beginning in the third quarter.”

Financial Results

The Company reported net sales of $243.9 million for the three months ended December 31, 2010, a 6.0% decrease compared with the three months ended September 30, 2010, and an 85.7% year-over-year increase compared with net sales during the fourth quarter of 2009. While the year-over-year increase is attributable in part to the acquisition of Merix Corporation in mid-February 2010, the improved market conditions resulted in 20.3% year-over-year organic growth. The sequential decline in sales was due in part to the holiday season reduction of customer delivery requirements, in part to a reduced number of production days available in the fourth quarter compared with the third quarter, and in part to an unplanned printed circuit board capacity limitation during an isolated quality review with a customer.

Cost of goods sold (excluding items shown separately in the income statement) as a percent of sales increased to 78.5% for the quarter ended December 31, 2010, compared to 76.4% in the immediately preceding quarter.  While rising costs of materials, including copper-based products, continue to exert pressure on total manufacturing costs, the majority of the increase in total costs as a percent of sales related to inefficiencies caused by sustained fixed costs during unplanned reductions of our Printed Circuit Boards segment’s productive capacity during the quarter ended December 31, 2010.

Operating income was $19.6 million, or 8.1% of sales, for the three months ended December 31, 2010, compared with $25.8 million, or 9.9% of sales in the three months ended September 30, 2010 and $2.5 million or 1.9% of sales in the fourth quarter of 2009. An increase in manufacturing costs as a percent of sales was partially offset by a reduction of costs for selling, general and administrative activities in the quarter ended December 31, 2010, compared with the immediately preceding quarter.

Adjusted EBITDA was $36.0 million, or 14.8% of sales in the three months ended December 31, 2010, compared with $41.9 million or 16.2% of sales in the three months ended September 30, 2010 and $18.6 million or 14.2% of sales in the fourth quarter of 2009. A reconciliation of operating income to Adjusted EBITDA is provided at the end of this news release.

For the three months ended December 31, 2010, net income of $9.5 million, of which $8.9 million was attributable to common stockholders, resulted in $0.44 earnings per basic and diluted share.

Segment Information

Net sales and operating income in the Company’s Printed Circuit Boards segment for the fourth quarter were $196.7 million and $17.5 million, respectively, compared with sales and operating income of $208.9 million and $23.6 million, respectively, in the third quarter of 2010 and $100.6 million and $4.2 million, respectively, in the fourth quarter of 2009. During the fourth quarter in the Printed Circuit Boards segment, non-recurring proceeds from a business interruption insurance claim offset costs of materials scrapped following a product quality review.  Compared with the immediately preceding quarter, segment revenues increased in only the military and aerospace end-user market.

Fourth quarter net sales and operating income of the Company’s Assembly segment were $47.2 million and $2.1 million, respectively, compared with third-quarter 2010 segment sales and operating income of $50.4 million and $2.2 million, respectively, and fourth-quarter 2009 segment sales and operating income of $30.8 million and $0.2 million, respectively.  The change in segment revenue from the third quarter to the fourth quarter of 2010 was primarily attributable to lower demand in the telecommunications end-user market.

Cash and Working Capital

Cash and cash equivalents of $103.6 million at December 31, 2010 increased $18.1 million from the end of the prior quarter. Cash provided by operating activities of approximately $41.6 million during the three months ended December 31, 2010, was used to i) fund approximately $20.1 million of capital expenditures in the quarter; ii) reduce previously outstanding debt by approximately $1.0 million; and iii) make scheduled payments of $2.5 million on capital lease obligations. The Company’s working capital metrics at December 31, 2010 remained consistent with historical trends.

Pro Forma Combined Net Sales

Merix Corporation’s prior fiscal year ended on May 30, 2009. Pro forma combined net sales of $202.6 million for the three-month period ended December 31, 2009, is composed of Viasystems’ net sales for the three months ended December 31, 2009, plus Merix Corporation’s reported net sales for the three months ended November 28, 2009.

Use of Non-GAAP Financial Measures

In addition to condensed consolidated financial statements presented in accordance with U.S. GAAP, management uses certain non-GAAP financial measures, including “Adjusted EBITDA.”

Adjusted EBITDA is not a recognized financial measure under U.S. GAAP, and does not purport to be an alternative to operating income or an indicator of operating performance. Adjusted EBITDA is presented to enhance an understanding of operating results and is not intended to represent cash flows or results of operations. The Board of Directors and management use Adjusted EBITDA primarily as an additional measure of operating performance for matters including executive compensation and competitor comparisons. The use of this non-GAAP measure provides an indication of the Company’s ability to service debt, and management considers it an appropriate measure to use because of the Company’s highly leveraged position.

Adjusted EBITDA has certain material limitations, primarily due to the exclusion of certain amounts that are material to the Company’s consolidated results of operations, such as interest expense, income tax expense, and depreciation and amortization. In addition, Adjusted EBITDA may differ from the Adjusted EBITDA calculations reported by other companies in the industry, limiting its usefulness as a comparative measure.

The Company uses Adjusted EBITDA to provide meaningful supplemental information regarding operating performance and profitability by excluding from EBITDA certain items that the Company believes are not indicative of its ongoing operating results or will not impact future operating cash flows, which include restructuring and impairment charges, stock compensation and costs associated with the acquisition of Merix.

Investor Conference Call

Viasystems will broadcast live via internet an investor conference call at 2:00 p.m. Eastern Time today, February 8, 2011. The live listen-only audio of the conference call will be available at http://investor.viasystems.com. The live conference call will be available by telephone for professional investors and analysts by dialing 877-640-9867 (toll-free) or 914-495-8546.

A telephonic replay of the conference call will be available for one week at 800-642-1687 or 706-645-9291. Replay listeners should enter the conference ID 39497868.  The webcast replay will be available at http://investor.viasystems.com for an indefinite period.

Forward Looking Statements

Certain statements in this communication may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of the current beliefs, expectations and assumptions of the management of Viasystems regarding future events and are subject to significant risks and uncertainty. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. Viasystems undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise. Actual results may differ materially from those expressed or implied. Such differences may result from a variety of factors, including but not limited to: legal or regulatory proceedings; any actions taken by the Company, including but not limited to, restructuring or strategic initiatives (including capital investments or asset acquisitions or dispositions); or developments beyond the Company’s control, including but not limited to, changes in domestic or global economic conditions, competitive conditions and consumer preferences, adverse weather conditions or natural disasters, health concerns, international, political or military developments, and technological developments. Additional factors that may cause results to differ materially from those described in the forward-looking statements are set forth under the heading “Item 1A. Risk Factors,” in the annual report on form 10-K filed by Viasystems with the SEC on February 25, 2010 and in Viasystems’ other filings made from time to time with the SEC and available at the SEC’s website, www.sec.gov.

About Viasystems

Viasystems Group, Inc. is a technology leader and a worldwide provider of complex multi-layer, printed circuit boards (PCBs) and electro-mechanical solutions (E-M Solutions). Its PCBs serve as the “electronic backbone” of electronic equipment, and its E-M Solutions products and services integrate PCBs and other components into electronic equipment, including metal enclosures, cabinets, racks and sub-racks, backplanes, cable assemblies and busbars. Viasystems’ 14,800 employees around the world serve more than 800 customers in the automotive, telecommunications, industrial & instrumentation, computer and datacommunications and military and aerospace end markets. For additional information about Viasystems, please visit the Company’s website at www.viasystems.com.

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	December 31, 2010	September 30, 2010	December 31, 2009

Net sales	$243,874	$259,325	$131,362
Operating Expenses:
Cost of goods sold, exclusive of items shown separately	191,500	198,117	101,844
Selling, general and administrative	17,636	20,536	12,958
Depreciation	14,879	14,426	12,329
Amortization	443	447	291
Restructuring and impairment	(232)	26	1,473
Operating income	19,648	25,773	2,467
Other expense (income):
Interest expense, net	7,222	7,323	9,956
Amortization of deferred financing costs	503	512	407
Loss on early extinguishment of debt	–	–	1,628
Other, net	(205)	1,033	3,023
Income (loss) before taxes	12,128	16,905	(12,547)
Income taxes	2,586	5,985	3,362
Net income (loss)	$9,542	$10,920	$(15,909)

Less:
Net income attributable to noncontrolling interest	$661	$709	$–
Accretion of Redeemable Class B Senior Convertible preferred stock	–	–	2,173
Net income (loss) attributable to common stockholders	$8,881	$10,211	$(18,082)

Basic earnings (loss) per share	$0.44	$0.51	$(7.49)
Diluted earnings (loss) per share	$0.44	$0.51	$(7.49)
Basic weighted average shares outstanding	19,979,992	19,979,015	2,415,266
Diluted weighted average shares outstanding	20,022,994	19,979,260	2,415,266

This information is intended to be reviewed in conjunction with the Company’s filings with the Securities and Exchange Commission.

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	December 31, 2010	September 30, 2010	December 31, 2009
ASSETS	(unaudited)	(unaudited)
Current assets:
Cash and cash equivalents	$103,599	$85,465	$108,993
Restricted cash	–	–	105,734
Accounts receivable, net	169,247	174,541	89,512
Inventories	94,877	94,051	49,197
Prepaid expenses and other	22,940	22,118	11,388
Total current assets	390,663	376,175	364,824
Property, plant and equipment, net	273,113	266,186	199,044
Goodwill and other noncurrent assets	116,797	118,502	93,370
Total assets	$780,573	$760,863	$657,238

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Current maturities of long-term debt	$10,258	$13,657	$118,207
Accounts payable	162,322	164,079	90,661
Accrued and other liabilities	83,798	67,210	42,348
Total current liabilities	256,378	244,946	251,216
Long-term debt, less current maturities	215,139	214,781	212,673
Other non-current liabilities	51,951	54,478	34,226
Mandatory redeemable Class A Junior preferred stock	–	–	118,836
Total liabilities	523,468	514,205	616,951

Redeemable Class B Senior Convertible preferred stock	–	–	98,327

Total stockholders’ equity (deficit)	257,105	246,658	(58,040)
Total liabilities and stockholders’ equity (deficit)	$780,573	$760,863	$657,238

This information is intended to be reviewed in conjunctions with the Company’s filings with the Securities and Exchange Commission.

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(dollars in thousands)
(Unaudited)

	Year Ended	Nine Months Ended	Year Ended
	December 31, 2010	September 30, 2010	December 31, 2009

Net cash provided by operating activities	$74,940	$33,336	$47,578

Cash flows from investing activities:
Capital expenditures	(57,010)	(36,873)	(21,925)
Acquisition of Merix	(35,326)	(35,326)	–
Cash acquired in acquisition of Merix	13,667	13,667	–
Proceeds from disposals of property	9,893	9,769	4,352
Net cash used in investing activities	(68,776)	(48,763)	(17,573)

Cash flows from financing activities:
Proceeds from issuance of 12% Senior Secured Notes	–	–	211,792
Repayment of 10.5% Senior Subordinated Notes	(105,904)	(105,904)	(95,065)
Change in restricted cash	105,734	105,734	(105,734)
Borrowings under credit facilities	10,000	10,000	10,000
Repayments of borrowings under credit facilities	(15,200)	(14,200)	(15,500)
Repayments of capital lease obligations	(2,597)	(139)	(2,119)
Financing and other fees	(2,293)	(2,294)	(7,439)
Distribution to noncontrolling interest	(783)	(783)	–
Repayments of 2013 Notes	(515)	(515)	–
Net cash used in financing activities	(11,558)	(8,101)	(4,065)

Net change in cash and cash equivalents	(5,394)	(23,528)	25,940

Beginning cash	108,993	108,993	83,053
Ending cash	$103,599	$85,465	$108,993

This information is intended to be reviewed in conjunction with the Company’s filings with the Securities and Exchange Commission.

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
NET SALES AND BALANCE SHEET STATISTICS
(dollars in millions)
(Unaudited)

	Three Months Ended
	December 31, 2010		September 30, 2010		December 31, 2009
Net sales by segment
Printed Circuit Boards (a)	$196.7	81%	$208.9	81%	$100.6	77%
Assembly	47.2	19%	50.4	19%	30.8	23%
	$243.9	100%	$259.3	100%	$131.4	100%

(a) Excludes $71.3 of net sales reported by Merix Corporation during the three months ended November 28, 2009, prior to Viasystems’ acquisition of Merix in February 2010.

	Percentage of Net Sales			Net Sales Increase
	Three Months Ended			Sequential:	Year/Year:
	Dec. 31,	Sept. 30,	Dec. 31,	4Q10 vs	4Q10 vs
	2010	2010	2009	3Q10	4Q09
Pro forma combined net sales by end market
Automotive	36%	35%	36%	(4%)	19%
Telecommunications	23%	24%	24%	(11%)	17%
Industrial & Instrumentation	24%	24%	21%	(8%)	33%
Computer and Datacommunications	13%	13%	14%	(3%)	15%
Military and Aerospace	4%	4%	5%	6%	2%
	100%	100%	100%	(6%)	20%

	4Q10	3Q10	2Q10	1Q10	4Q09
Working capital metrics
Days’ sales outstanding	62.5	60.6	62.0	61.0	61.3
Inventory turns	8.1	8.4	8.8	9.7	8.3
Days’ payables outstanding	76.3	74.6	75.8	71.5	80.1
Cash cycle (days)	30.8	28.8	27.5	26.7	24.7

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
RECONCILIATION OF OPERATING INCOME
TO ADJUSTED EBITDA
(dollars in millions)
(Unaudited)

	Three Months Ended
	December 31, 2010	September 30, 2010	December 31, 2009

Operating income	$19.6	$25.8	$2.5
Add-back:
Depreciation and amortization	15.3	14.9	12.6
Restructuring and impairment	(0.2)	–	1.5
Non-cash stock compensation expense	1.3	1.2	0.2
Costs relating to the Merix acquisition	–	–	1.8
Adjusted EBITDA	$36.0	$41.9	$18.6